Exhibit 5.2

August 7, 2014

TransDigm Inc.

1301 East 9th Street, Suite 3000

Cleveland, Ohio 44114

Re:	Registration Statement on Form S-4 Filed by TransDigm Inc.
Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as special Colorado counsel to Bruce Industries, Inc., a Colorado corporation (“Bruce Industries”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of (i) up to $1,150,000,000 aggregate principal amount of 6.000% Senior Subordinated Notes due 2022 (the “2022 Exchange Notes”) of TransDigm Inc., a Delaware corporation (the “Company”), for an equal principal amount of 6.000% Senior Subordinated Notes due 2022 of the Company outstanding on the date hereof (the “2022 Outstanding Notes”) and (ii) up to $1,200,000,000 aggregate principal amount of 6.500% Senior Subordinated Notes due 2024 (the “2024 Exchange Notes” and, together with the 2022 Exchange Notes, the “Exchange Notes”) of the Company, for an equal principal amount of 6.500% Senior Subordinated Notes due 2024 of the Company outstanding on the date hereof (the “2024 Outstanding Notes” and, together with the 2022 Outstanding Notes, the “Outstanding Notes”). The 2022 Outstanding Notes have been, and the 2022 Exchange Notes will be, issued pursuant to an Indenture, dated as of June 4, 2014 (as amended, supplemented or otherwise modified, the “ 2022 Notes Indenture”), by and among the Company, the guarantors thereto (including Bruce Industries) and The Bank of New York Mellon Trust Company, N.A., as trustee. The 2024 Outstanding Notes have been, and the 2024 Exchange Notes will be, issued pursuant to an Indenture, dated as of June 4, 2014 (as amended, supplemented or otherwise modified, the “ 2024 Notes Indenture” and, together with the 2022 Notes Indenture, the “Indentures”), by and among the Company, the guarantors thereto (including Bruce Industries) and The Bank of New York Mellon Trust Company, N.A., as trustee. The Outstanding Notes are, and the Exchange Notes will be, guaranteed (the “Guarantee”) on a joint and several basis by the guarantors referred to in the Indentures, including Bruce Industries.

Atlanta        Chicago        Cincinnati         Cleveland        Columbus        Costa Mesa        Denver

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TransDigm Inc.

August 7, 2014

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

The law covered by the opinions expressed herein is limited to the laws of the State of Colorado. For purposes of this opinion letter, the term “Applicable Laws” means the Colorado laws, rules and regulations.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. With respect to opinion paragraph 1 below, our opinion is based upon a certificate dated as July 31, 2014 issued by the Secretary of State of the State of Colorado, to the effect that Bruce Industries legally exists and is in good standing under the laws of the State of Colorado on the date of the certificate and such other documents as necessary for the rendering of such opinion.

Based on and subject to the foregoing examinations, assumptions, qualifications and exclusions and the further limitations set forth below, we are of the opinion that:

1.	Bruce Industries is a corporation existing and in good standing under the laws of the State of Colorado.

2.	As of the date of the Indentures, Bruce Industries had the corporate power to enter into the Indentures and, as of the date hereof, Bruce Industries has the corporate power to perform its obligations thereunder.

3.	Bruce Industries has authorized the execution, delivery and performance of the Indentures and the Guarantee to which it is party by all necessary corporate action.

4.	The execution and delivery of the Indentures and the performance by Bruce Industries of its obligations under the Indentures, including the Guarantee, do not (a) violate its Articles of Incorporation or By-Laws or (b) violate any Applicable Laws.

In addition to the qualifications set forth above, the opinions set forth herein are subject to additional assumptions, qualifications, and limitations as follows:

(a) This opinion is limited to the laws (exclusive of the principles of conflict of laws) of the State of Colorado as currently in effect.

(b) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission. We hereby consent to the reliance upon the opinions expressed herein by Jones Day for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP